Exhibit 99.1

For Immediate Release –June 3, 2009

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone: (605) 333-7556

HF Financial Corp. Completes Repurchase of its Preferred Stock
Held by the U.S. Department of the Treasury

SIOUX FALLS, SD, June 3, 2009 – HF Financial Corp. (NASDAQ: HFFC), today announced that it has completed its repurchase of all of the 25,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share from the U.S. Department of the Treasury.  The repurchase price of the preferred stock was $25 million plus a final accrued dividend of $62,500.  The preferred stock was issued to the Treasury on November 21, 2008 as part of the voluntary Capital Purchase Program (CPP).

The Company issued the 25,000 shares of preferred stock and the related warrant for $25 million, with an annualized dividend rate of five percent for the initial five years and nine percent thereafter.  The warrant is for the purchase of 302,419 shares of the Company’s common stock at an exercise price of $12.40 per share.  The Company has fifteen days from the repurchase date to notify the Treasury whether the Company elects to repurchase the warrant or deliver a substitute warrant pursuant to the terms of the Repurchase Agreement.  At this time, the Company has not yet determined whether it will repurchase the warrant from the Treasury.

The Company was approved to repurchase its preferred stock by the Treasury with consultation and approval of the Office of Thrift Supervision.  The Company has drawn $3.5 million from an existing credit facility with FTN Financial Group.  After the completion of this transaction, the Company’s Total Risk-Based Capital Ratio will continue to exceed the standard for a “Well Capitalized” financial institution.

Curtis L. Hage, Chairman, President and CEO of HF Financial Corp. commented, “As indicated in our press release on April 23, 2009, we were an early participant in the CPP at the request of our government for healthy banks to be part of the economic stimulus program.  We considered events that have continued to unfold since our decision to participate in the CPP, including public perception of participants in the CPP.  Our Board of Directors determined that it is in the best interest of our Company and our stockholders to exit the CPP.  We are not dependent upon the CPP funds for the continued execution of our business plan, and returning these funds to the Treasury will allow us to remain committed to our mission of being the leading financial services provider to businesses and individuals in the communities we serve.”

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As of March 31, 2009, the Company had total assets of $1.2 billion and stockholders’ equity of $94.1 million. The Company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•                  HF Financial Corp.’s future capacity to lend and future lending activities;

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions and investments;

•                  Forecasts of future economic performance; and

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the Company’s use of trust preferred securities; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.